Exhibit 99.2
Martin Midstream Partners L.P. Completes the Previously Announced
Divestiture of the West Texas LPG Pipeline Interest

Martin Midstream Partners L.P. (NASDAQ:MMLP) (the “Partnership”) announces the completion of the divestiture of its 20 percent non-operating partnership interests in the West Texas LPG Pipeline Limited Partnership (“WTLPG”) to ONEOK, Inc. The net proceeds of approximately $193.7 million will be used to reduce outstanding borrowings under the Partnership’s revolving credit facility.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership said, "The WTLPG divestiture is reflective of our commitment to improving the Partnership’s balance sheet and reducing our leverage ratio to below 4.50 times. On a pro-forma basis this sale represents more than a full turn of leverage improvement, or 4.36 times compared to actual leverage of 5.46 times at June 30, 2018. Furthermore, due to our reduced financial leverage Moody’s Investor Services recently revised the Partnership’s rating outlook favorably from stable to positive, while affirming the corporate credit rating of (B2) and senior unsecured debt rating of (Caa1).

We believe that with the benefits from this sale, the Partnership is now in a position to take advantage of viable growth opportunities including potential drop-downs from our general partner which could drive our distribution coverage ratio to a target of greater than 1.2 times.”

About Martin Midstream Partners (NASDAQ:MMLP)

The Partnership is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business segments include: (1) natural gas services, including liquids transportation and distribution services and natural gas storage; (2) terminalling, storage and packaging services for petroleum products and by-products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Forward-Looking Statements

Statements about the Partnership's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Additional information concerning the Partnership is available on the Partnership's website at www.martinmidstream.com or by contacting:

Sharon Taylor - Head of Investor Relations
(877) 256-6644